Exhibit 10.27

SUB-SUBLEASE AGREEMENT
This Sub-Sublease Agreement (this “Sub-Sublease”) is made and entered into as of the 3rd day of April, 2014, by and between (i) ROSETTA STONE LTD., a Virginia corporation (“Sub-Sublandlord”) and (ii) THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation, d/b/a CEB (“Sub-Subtenant”)
Recitals:
A.    Paramount Group, Inc. (as successor in interest to Waterview, L.P.) (“Landlord”) and the Corporate Executive Board Company (“Tenant”) are parties to that certain Deed of Lease dated as of August 16, 2004 (“Prime Lease”), pursuant to which Tenant leases floors 4 - 24 (the “Prime Lease Premises”) in the building located at 1919 North Lynn Street, Arlington, Virginia, (the “Building”), at the rent and subject to the terms and conditions set forth in the Prime Lease; and
B.    Tenant (as “Sublandlord”) and Rosetta Stone Ltd. (as “Subtenant”) are parties to that certain Sublease Agreement dated as of October 6, 2008 (the “Original Sublease”), as amended by First Amendment to Sublease Agreement dated November 1, 2012 (the “First Amendment to Sublease,” and, together with the Original Sublease, the “Sublease”), pursuant to which Subtenant subleases a portion of the Prime Lease Premises consisting of the entire rentable area of the 6th and 7th floors of the Building (the “Subleased Premises”) from Sublandlord; and
C.    Subtenant (as “Sub-Sublandlord”) desires to sub-sublease to Sub-Subtenant, and Sub-Subtenant desires to sub-sublease from Sub-Sublandlord a portion of the Subleased Premises consisting of the entire rentable area of the sixth (6th) floor of the Building (the “Sub-Subleased Premises”), containing approximately 31,281 rentable square feet as more particularly described in Exhibit A of the First Amendment to Sublease, upon the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:
1.Recitals: Incorporation of Terms. The foregoing recitals, and, subject to Section 6 hereof, the terms and provisions of the Sublease, are incorporated herein by reference and are made a substantive part of this Sub-Sublease. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Sublease (and if not defined therein, then in the Prime Lease). This Sub-Sublease is subject and subordinate to the Sublease and the Prime Lease in all respects. For all purposes under this Sub-Sublease, the rentable area of the Sub-Subleased Premises is hereby stipulated and agreed to be 31,281 rentable square feet, the rentable area of the Sublease Premises is stipulated and agreed to be 62,562 rentable square feet and the rentable area of the Building is hereby stipulated and agreed to be 625,062 rentable square feet, which rentable areas shall not be subject to further calculation, except in the event of a change in the physical size of any such space.

2.Sub-Subleased Premises.

(a)Sub-Sublease; Condition of Sub-Subleased Premises. As of the Sub-Sublease Commencement Date (defined in Section 3 below), Sub-Sublandlord shall sub-sublease to Sub-Subtenant and Sub-Subtenant shall sub-sublease from Sub-Sublandlord, the Sub-Subleased Premises upon the terms and conditions set forth herein. Sub-Sublandlord shall tender possession of the Sub-Subleased Premises to Sub-Subtenant on the Sub-Sublease Commencement Date, vacant of occupants on the Sub-Sublease Commencement Date, with the removal, reconfiguration, and other work described in subsections (b), (c) and (e) below completed, and otherwise in broom-clean condition. Sub-Subtenant has fully inspected the Sub-Subleased Premises and, subject to Sub-Sublandlord’s removal and reconfiguration obligations set forth in subsections (b) and (c) below, Sub-Subtenant shall accept the Sub-Subleased Premises in its “as is,” “where-is” condition as of the date hereof, including without limitation all mechanical, electrical and plumbing systems servicing the Sub-Subleased Premises. Sub-Subtenant acknowledges that, except as specifically set forth in this Sub-Sublease, no representations, statements or warranties, express or implied, have been made by or on behalf of Sub-Sublandlord with respect to the condition of the Sub-Subleased Premises or the Building, and that Sub-Sublandlord has made no representation, statement or warranty as to the leasing of any personal property, fixtures, or equipment in the Sub-Subleased Premises other than the Walls/Partitions, Systems Furniture, and Personal Property (as each such term is defined below).

(b)Systems Furniture and Modular Walls/Partitions. The configuration of the Sub-Subleased Premises shall include modular walls and partitions, approximately as shown on Exhibit B-l, attached hereto, (“Walls/Partitions”) and office systems furniture also shown on Exhibit B-l, attached hereto (“Systems Furniture”). Sub-Subtenant shall have the right to use the Walls/Partitions and Systems Furniture as part of the Sub-Subleased Premises at no additional charge, subject to the conditions hereof. As of the date hereof, Walls/Partitions and Systems Furniture in excess of those set forth in Exhibit B-1 are being stored within the Sub-Subleased Premises and certain Systems Furniture needs to be reconfigured in accordance with the Exhibit. Prior to the Sub-Sublease Commencement Date, Sub-Sublandlord shall (i) modify the configuration of the Walls/Partitions and Systems Furniture in the Sub-Subleased Premises, as necessary, to conform to the configuration set forth on Exhibit B-1, at Sub-Sublandlord’s sole cost and expense, (ii) remove Systems Furniture in excess of those items of Systems Furniture in excess of those set forth on Exhibit B-1, at Sub-Sublandlord’s sole cost, and (iii) coordinate and cooperate with Sub-Subtenant to identify which of the Walls/Partitions that are in excess of those set forth on Exhibit B-1 need to be removed and stored by Sub-Sublandlord at its expense. The remaining excess Walls/Partitions shall be removed, reconfigured or stored by Sub-Subtenant at its expense. Notwithstanding the foregoing, Sub-Subtenant shall have the right to undertake the restoration and removal requirements set forth herein in lieu of Sub-Sublandlord, which right shall be exercised by delivering written notice thereof to Sub-Sublandlord on or before April 30, 2014. In such event, Sub-Sublandlord shall pay Sub-Subtenant an amount equal to $20,000.00, which cost shall be in lieu of, and accepted by Sub-Subtenant shall be in full satisfaction of, the Sub-Sublandlord’s obligation to restore the Walls/Partitions as set forth hereinabove. Sub-Sublandlord shall pay Sub-Subtenant the agreed amount within ten (10) business days after the aforesaid notice by Sub-Subtenant. If not insured by the Sublandlord, Sub-Subtenant shall insure the Walls/Partitions and Systems Furniture under the special cause of loss business property insurance required by Section 17.A.(1) of the Prime Lease, naming Tenant as loss payee under such policy for the Walls/Partitions and Systems Furniture. Notwithstanding the foregoing, Sub-Subtenant shall have the right, from and after the Sub-Sublease Commencement Date, to remove, modify, or alter the Walls/Partitions and/or Systems Furniture at its discretion; provided, however, if (A) Sub-Subtenant has in fact modified the Walls/Partitions and/or Systems Furniture from that set forth on Exhibit B-1, (B) Sub-Subtenant terminates this Sub-Sublease effective on or before July 1, 2018, (C) Sub-Sublandlord notifies Sub-Subtenant in writing that it will utilize the Sub-Subleased Premises after the effective termination date of the Sub-Sublease either for its own employees or because it has entered into another sub-sublease or occupancy agreement with a third party, and (D) the configuration of Walls/Partitions or Systems Furniture at the time of Sub-Sublease termination is unworkable for the users intended to occupy the Sub-Subleased Premises after the Sub-Sublease termination date, then Sub-Sublandlord and Sub-Subtenant shall work cooperatively to design a reconfiguration of the portion of the Walls/Partitions and/or Systems Furniture that had been modified by Sub-Subtenant, which reconfiguration both satisfies the requirements of the subsequent user and offers the least, reasonable amount of reconfiguration work to be performed to the Walls/Partitions and/or Systems Furniture. Sub-Subtenant shall thereupon perform such reconfiguration of Walls/Partitions and/or Systems Furniture at Sub-Subtenant’s sole cost and expense upon the later to occur of either the termination date of the Sub-Sublease or ten (10) business days after the parties have agreed upon the revised configuration as aforesaid. In no event shall Sub-Subtenant be required to perform more reconfiguration work than would be required to return the configuration of the Walls/Partitions and/or Systems Furniture to the condition set forth on Exhibit B-1, however.

(c)Office Furniture. In consideration for the rents and other promises contained in this Sub-Sublease, Sub-Sublandlord shall sub-sublease to Sub-Subtenant (and Sub-Subtenant shall sub-sublease from Sub-Sublandlord) the furniture and equipment listed on Exhibit B-2 attached hereto (the “Personal Property”) at no extra cost or expense to Sub-Subtenant. Sub-Sublandlord shall remove any furniture and equipment located in the Sub-Subleased Premises in excess of that set forth on Exhibit B-2 prior to the Sub-Sublease Commencement Date. Sub-Subtenant shall have the right to remove all or any Personal Property from the Sub-Subleased Premises and is not required to restore same at the end of the Sub-Sublease Term. Unless insured by Sublandlord, Sub-Subtenant shall be responsible to insure the Personal Property under the special cause of loss business property insurance required by Section 17.A.(1) of the Prime Lease, naming Tenant as loss payee under such policy for the Personal Property

(d)Supplemental HVAC. As of the date hereof, the Sub-Subleased Premises contains and/or is served by supplemental HVAC equipment as set forth on Exhibit B-3 (“Supplemental HVAC”). Sub-Subtenant shall have the right to use the Supplemental HVAC under the terms and conditions hereinafter set forth. Sub-Sublandlord makes no representation or warranty as to the capacity or output of the Supplemental HVAC or to its sufficiency to service Sub-Subtenant’s particular requirements in the Sub-Subleased Premises, and Sub-Subtenant acknowledges that the Supplemental HVAC equipment is in its "as is, where is" condition, subject only to Section 2(e), below. Sub-Subtenant shall reimburse Sub-Sublandlord from time to time, within thirty (30) days after invoice therefor, all costs for use of the Supplemental HVAC actually incurred by Sub-Sublandlord pursuant to invoice from Sublandlord, including, without limitation, costs for electricity and chilled water or condenser water (including any costs for depreciation charged by Landlord as set forth below) serving the Supplemental HVAC. Sub-Sublandlord shall not be required, under any circumstance, to replace the Supplemental HVAC servicing the Sub-Subleased Premises or to perform repairs or maintenance thereto.

(e)Operational Condition. Notwithstanding the foregoing provisions respecting the “as is” condition of the Systems Furniture, Walls/Partitions, Personal Property, and Supplemental HVAC, Sub-Sublandlord will agree to repair any Systems Furniture, Walls/Partitions, Personal Property or Supplemental HVAC that are not operational or improperly functioning in a material manner on and as of the Sub-Sublease Commencement Date, subject to and in accordance with the provisions hereof, as part of Sub-Sublandlord’s initial delivery requirement. On or about the Sub-Sublease Commencement Date, but in any event prior to Sub-Subtenant’s occupancy or move-in to the Sub-Subleased Premises, a representative of each of Sub-Sublandlord and Sub-Subtenant shall jointly inspect the Sub-Subleased Premises to identify material, malfunctioning Systems Furniture, Walls/Partitions, Personal Property or Supplmental HVAC units or any of the foregoing that were not removed or reconfigured as required herein, and shall, each acting in good faith, jointly prepare a list of such items (the “Punch List”). In no event shall items be added to the Punch List after Sub-Subtenant’s move-in or beneficial occupancy of the Sub-Subleased Premises. It is expressly understood and agreed that with respect to non-functioning items, the Punch List shall be limited to only those matters that result in the item in general being unusable for its intended purpose, as opposed to aesthetic imperfections or non-material items of repair (e.g., sticky drawers). Sub-Sublandlord shall repair or cause to be repaired Punch List items at Sub-Sublandlord’s sole cost and expense, except to the extent set forth to the contrary in Section 3(b), below. Except as may be expressly set forth to the contrary in Subsections 2(a) through (e), and except for the Punch List items, each of the Sub-Subleased Premises, Systems Furniture, Walls/Partitions, Personal Property and Supplemental HVAC shall be delivered by Sub-Sublandlord and accepted by Sub-Subtenant in its “as is, where is” condition.

3.Term.

(a)Sub-Sublease Term. The term of this Sub-Sublease (the “Sub-Sublease Term”) shall begin on the date the Sub-Sublandlord tenders possession of the Sub-Subleased Premises to Sub-Subtenant in the condition required by Section 2(a) hereof, which date shall be not later than June 1, 2014 (the “Sub-Sublease Commencement Date”). Sub-Subtenant’s obligation to pay Annual Base Sub-Subrent shall commence on the date (the “Sub-Sublease Rent Commencement Date”) that is the later to occur of (i) five (5) months after the Sub-Sublease Commencement Date or (ii) November 1, 2014. The Sub-Sublease Term shall terminate at midnight on December 31, 2018 (the “Sub-Sublease Expiration Date”), subject to earlier termination pursuant to the terms hereof, including subsection (c), below. Notwithstanding anything contained in this Sub-Sublease to the contrary, if Sub-Sublandlord has not tendered possession of the Sub-Subleased Premises to Sub-Subtenant on or before July 15, 2014, then the five (5) month period set forth in clause (i) hereinabove shall be extended by the number of days that the delivery of the Sub-Subleased Premises is delayed beyond July 15, 2014. If Sub-Sublandlord has not tendered possession of the Sub-Subleased Premises to Sub-Subtenant on or before September 1, 2014, then Sub-Subtenant, at its sole discretion, shall have the right to terminate this Sub-Sublease by delivering written notice of such termination to Sub-Sublandlord. Notwithstanding anything contained herein to the contrary, each of the July 15, 2014 and September 1, 2014 dates set forth above shall be extended one day for each day that Sub-Sublandlord is delayed in delivering the Sub-Subleased Premises to Sub-Subtenant due to actions of Sublandlord or Sub-Subtenant or due to casualty or Unavoidable Delay.

(b)Early Entry. Provided no Default then exists, from and after the date that is thirty (30) days immediately prior to the Sub-Sublease Commencement Date (such period, the “Early Access Period”), Sub-Subtenant shall be permitted to access the Sub-Subleased Premises (subject to the provisions of this subsection (b)) for purposes of inspecting same, surveying requirements, moving, and installing furniture, fixtures, equipment, voice and data systems, telecommunications cabling and wiring in the Sub-Subleased Premises (subject to the provisions of this Sub-Sublease, including, without limitation, Section 7 of this Sub-Sublease). Such access to the Sub-Subleased Premises shall be subject to commercially reasonable prior notice to and prompt approval by Sub-Sublandlord (each of which notice and approval may be telephonic or by email correspondence), and shall be at no charge to Sub-Subtenant, but in no event shall Sub-Subtenant be permitted to commence business operations in the Sub-Subleased Premises prior to the Sub-Sublease Commencement Date without the approval of Sub-Sublandlord. Notwithstanding the foregoing, neither Sub-Subtenant nor any agent, contractor, representative, employee or invitee of Sub-Subtenant (collectively, “Invitee”) shall enter the Sub-Subleased Premises during the Early Access Period during those times that Sub-Sublandlord determines, in its reasonable discretion, that such entry will interfere with activities of Sub-Sublandlord or Sub-Sublandlord’s agents or employees in the Sub-Subleased Premises. Prior to each such event, Sub-Sublandlord shall notify Sub-Subtenant of specific times during which Sub-Subtenant may make such entry. During the Early Access Period, neither Sub-Subtenant nor any of its Invitees shall delay or otherwise inhibit the work being performed in the Sub-Subleased Premises by Sub-Sublandlord or Sub-Sublandlord’s agents or employees. Sub-Sublandlord shall have no responsibility with respect to any items placed in the Sub-Subleased Premises by Sub-Subtenant or any Invitee prior to the Sub-Sublease Commencement Date. Sub-Subtenant shall reimburse Sub-Sublandlord, within thirty (30) days after invoice, all costs actually incurred by Sub-Sublandlord associated with Sub-Subtenant’s access during the Early Access Period, including (i) costs which are billed to Sub-Sublandlord by Sublandlord, including, without limitation, engineering charges or overtime/extra hours service charges associated with non-business hour access to the Building, if any, and (ii) costs incurred by Sub-Sublandlord in repairing or replacing any damage to the Sub-Subleased Premises required to be repaird by Sublandlord under the Sublease or (iii) costs incurred by Sub-Sublandlord in repairing or replacing damage to any property or equipment located therein and required to be repaired by Sublandlord under the Sublease, which damage, in the case of (ii) and (iii) above, was caused by Sub-Subtenant or its Invitees. Notwithstanding anything in this Sub-Sublease to the contrary, all of the provisions of this Sub-Sublease (including, without limitation, all insurance, indemnity and utility provisions) shall apply during the Early Access Period, except that during such period Sub-Subtenant shall not be obligated to pay Rent.

(c)Termination Option. Sub-Subtenant shall have the right to terminate this Sub-Sublease (the “Termination Option”) in accordance with the provisions set forth in this subsection (c).  Sub-Subtenant may exercise the Termination Option by delivering written notice of termination (the “Termination Option Notice”) to Sub-Sublandlord not later than six (6) months prior to the Termination Date (hereinafter defined), which Termination Date shall be set forth in the Termination Option Notice. In the event that Sub-Subtenant delivers the Termination Option Notice to Sub-Sublandlord, this Sub-Sublease shall terminate as of the Termination Date, and, thereafter, the parties shall have no further rights or obligations pursuant to this Sub-Sublease except those obligations that expressly survive termination hereunder.  As used herein, the term “Termination Date” shall mean the date set forth in the Termination Option Notice, which date shall be not earlier than December 31, 2017. There shall be no fee or payment of any kind due from Sub-Subtenant in connection with the Termination Option. On the Termination Date, Sub-Subtenant shall vacate and surrender the Sub-Subleased Premises to Sub-Sublandlord in the condition required by this Sub-Sublease upon expiration.

4.Rent.

(a)Base Sub-Subrent. Beginning on the Sub-Sublease Rent Commencement Date, and throughout the Sub-Sublease Term, Sub-Subtenant shall pay to Sub-Sublandlord, as base sub-subrent hereunder, an annual rental (“Annual Base Sub-Subrent”) for each Sub-Sublease Year in an amount set forth below, which Annual Base Sub-Subrent shall increase as set forth below. For all purposes of this Sub-Sublease, the term “Sub-Sublease Year” shall mean, with respect to the first Sub-Sublease Year, the period commencing on the Sub-Sublease Rent Commencement Date and ending at midnight on the last day of the twelfth (12th) full calendar month after the Sub-Sublease Rent Commencement Date, and, with respect to future Sub-Sublease Years, the one year periods ending on the anniversary of such date thereafter. Annual Base Sub-Subrent through the Sub-Sublease Term shall be as follows:

Sub-Sublease Year	Annual Base Sub-Subrent per Rentable Square Foot	Annual Base Sub-Subrent	Monthly Installment of Annual Base Sub-Subrent
1 (Anticipated to be November 1, 2014 - October 31, 2015)	$41.00	$1,282,521.00	$106,876.75
2 (Anticipated to be November 1, 2015 - October 31, 2016	$42.64	$1,333,821.80	$111,151.81
3 (Anticipated to be November 1, 2016 - October 31, 2017)	$44.35	$1,387,312.30	$115,609.35
4 (Anticipated to be November 1, 2017 - October 31, 2018	$46.12	$1,442,679.70**	$120,223.30
5 (Anticipated to be November 1, 2018 - December 31, 2018)	$47.96	$1,500,236.70*,**	$125,019.72
* annualized **subject to Sub-Subtenant’s Termination Option

(b)Subrent Payments. The Annual Base Sub-Subrent for each Sub-Sublease Year shall be payable by Sub-Subtenant to Sub-Sublandlord in equal monthly installments in advance; provided, however, in lieu of payment to Sub-Sublandlord, such payments shall be made directly to Sublandlord by Sub-Subtenant if and to the extent required pursuant to the Consent (defined in Section 23 hereof). All payments of Annual Base Sub-Subrent shall be due and payable on the first day of each and every calendar month during the Sub-Sublease Term. Sub-Subtenant’s obligation to pay Annual Base Sub-Subrent hereunder which accrued during the Sub-Sublease Term shall survive the expiration or earlier termination of this Sub-Sublease. In the event that the Sub-Sublease Term commences on a date other than the first day of a calendar month or expires on a day other than the last day of a calendar month, Annual Base Sub-Subrent owed for less than a full month shall be prorated on the basis of a 30-day month.

(c)Additional Sub-Subrent. For purposes hereof “Additional Sub-Subrent” means all other amounts (other than Annual Base Sub-Subrent) payable by Sub-Subtenant to Sub-Sublandlord pursuant to this Sub-Sublease, including, without limitation, costs arising from Sub-Subtenant’s use of the Supplemental HVAC or electrical usage or costs incurred by Sub-Sublandlord under the Sublease arising or resulting from Sub-Subtenant’s use of the Sub-Subleased Premises, including Sub-Subtenant’s payment obligations pursuant to Section 10 below. Annual Base Sub-Subrent hereunder shall be gross rent, such that Sub-Subtenant shall not be responsible to pay any pass-through expense rental in connection with this Sub-Sublease. Sub-Sublandlord shall continue to be responsible at its sole cost and expense to pay all such Pass-Through Expense Rental required under the Sublease, including Pass-Through Expense Rental for the Sub-Subleased Premises. “Rent” as used herein shall mean Annual Base Sub-Subrent and Additional Sub-Subrent.

5.Permitted Use; Access. The Sub-Subleased Premises shall be used by Sub-Subtenant only for general office use and uses ancillary thereto in accordance with all applicable Laws and for no other purpose, except as may be permitted by Sublandlord and the Prime Lease to the contrary. Subject to the provisions of the Prime Lease and this Sublease, Sub-Sublandlord shall not interfere with Sub-Subtenant’s accessing the Sub-Subleased Premises in accordance with Section 12.A.(7) of the Prime Lease.

6.Compliance with Sublease.

(a)Obligations under the Sublease. Sub-Subtenant hereby acknowledges that it has read the Sublease and, except as set forth below, such Sublease is incorporated herein by reference as fully as if the terms and provisions thereof were set forth herein. Sub-Subtenant agrees to assume the same responsibilities and duties that the Sub-Sublandlord has as “Subtenant” to the Sublandlord with respect to the Sub-Subleased Premises, excepting matters relating to the identification of the Sub-Subleased Premises, and the amount and due dates of the rentals payable therefor, and other excluded or modified terms set forth herein provided, however, in no event shall Sub-Sublandlord be deemed to have assumed the responsibilities of the Sublandlord under the Sublease. Sub-Subtenant shall have the right, at Sub-Subtenant’s sole cost and expense, to obtain consents, approvals and waivers directly from Sublandlord, and shall have the right to contact Sublandlord directly for enforcement of obligations of Sublandlord with respect to the Sublease so long as the obligations of Sub-Sublandlord as Subtenant under the Sublease are not increased by any of the foregoing and Sub-Sublandlord does not incur any additional costs or expenses under the Sublease resulting therefrom.

(b)Incorporation of Sublease Provisions. In furtherance of the provisions of Section 6(a), except as otherwise specifically provided for herein and to the extent they are not inconsistent with the terms and conditions of this Sub-Sublease, the sub-subletting effected hereby shall be upon all of the terms and conditions of the letting effected by the Sublease, except the provisions of the Sublease relating to “Sublandlord” shall be deemed to refer to Sub-Sublandlord, the provisions thereof relating to “Subtenant” shall be deemed to refer to Sub-Subtenant, the provisions of the Sublease relating to the Sublet Premises (as defined in the Sublease) shall be deemed to refer to the Sub-Subleased Premises, the provisions of the Sublease referring to the Sublease shall be deemed to refer to this Sub-Sublease, and the provisions of the Sublease relating to “Rent” shall be deemed to refer to Annual Base Sub-Subrent and Additional Sub-Subrent (unless, in any of the foregoing cases, the context otherwise requires). The foregoing notwithstanding, the following provisions of the Sublease shall not be applicable to this Sub-Sublease: Section 4, 5, 7, 8, 10, 11, 12, 13, 15, and 28 (except the defined terms in each). With respect to the relationship between the Sub-Sublandlord and the Sub-Subtenant, the express terms and conditions of the Sub-Sublease shall govern (and where the Sub-Sublease is silent, the Sublease shall govern); provided, however, if there is a conflict between the rights and obligations of Sub-Subtenant under this Sub-Sublease and the obligations of Sub-Sublandlord as Subtenant under the Sublease that could reasonably cause Sub-Sublandlord to be in default under the Sublease, then the terms of the Sublease (without regard to the preceding sentence) shall govern unless Sublandlord agrees in writing to waive such claim of default against Sub-Sublandlord.

(c)Avoidance of Sublease Termination. Sub-Sublandlord and Sub-Subtenant each shall take no action or permit anything to be done which would cause a termination of the Sublease (provided that Sub-Sublandlord shall be entitled to terminate the Sublease pursuant to Section 9 of the Sublease in connection with the exercise of its rights following any condemnation or casualty affecting the Sub-Subleased Premises). Each of Sub-Sublandlord and Sub-Subtenant shall indemnify, defend and hold the other harmless from and against any loss, cost, damage or expense (including, without limitation, court costs and reasonable attorneys’ fees) incurred as a result of a breach by Sub-Sublandlord or Sub-Subtenant, as the case may be, of the foregoing covenant.

(d)Actions Requiring Sublandlord Consent. Whenever Sub-Subtenant desires to take any action that would require the consent of Sublandlord under the Sublease, Sub-Subtenant shall only take such action if the consent of each of Sublandlord and Sub-Sublandlord is obtained, which consent, in the case of Sub-Sublandlord, shall automatically be deemed obtained if consented to by Sublandlord so long as the obligations of Sub-Sublandlord as Subtenant under the Sublease are not increased by any of the foregoing and Sub-Sublandlord does not incur any additional costs or expenses under the Sublease resulting therefrom.

7.Alterations, Electrical Usage.

(a)Alterations.

(i)Sub-Subtenant shall not make or permit to be made any alterations, additions, improvements, or modifications to the Sub-Subleased Premises (an “alteration”) without (i) the prior written consent of Sub-Sublandlord and Sublandlord and (ii), to the extent required by the Prime Lease, the prior written consent of Landlord. If the alteration is a Cosmetic Alteration, then Sub-Sublandlord’s consent shall not be required (but Sub-Subtenant shall notify Sub-Sublandlord of such alteration). A “Cosmetic Alteration” is an alteration that is (i) cosmetic in nature (e.g., painting, wallcoverings, carpeting, hanging of artwork, and the like), and (ii) does not require a building permit to perform. If the alteration is other than a Cosmetic Alteration, then Sub-Sublandlord’s consent shall be required, which consent shall not be unreasonably withheld, conditioned or delayed (and which consent shall be deemed obtained if no response is made by Sub-Sublandlord to Sub-Subtenant’s request for consent within ten (10) days after Sub-Subtenant’s delivery of such written request to Sub-Sublandlord). Any alterations shall be made at Sub-Subtenant’s expense, in a good and workmanlike manner by contractors and subcontractors approved by Sublandlord, and, if required by the Prime Lease, by Landlord, provided, however, with respect to alterations affecting the Walls/Partitions or Systems Furniture, Sub-Subtenant shall use contractors, subcontractors and vendors designated by Sublandlord. All alterations shall be made only after Sub-Subtenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Sublandlord, and (ii) has complied with all other requirements reasonably imposed by Sublandlord, including without limitation any requirements due to the underwriting guidelines of Sublandlord’s insurance carriers. At Sub-Subtenant’s expense, Sub-Sublandlord shall join in submitting Sub-Subtenant’s plans for any necessary governmental approval, if required by applicable law. Sub-Sublandlord’s consent (or deemed consent) to any alterations and approval (or deemed approval) of any plans and specifications constitutes approval of no more than the concept of these alterations and not a representation or warranty with respect to the quality or functioning of such alterations, plans and specifications. Sub-Subtenant shall reimburse Sub-Sublandlord any charge actually incurred by Sub-Sublandlord by invoice from Sublandlord in connection with any alteration performed by or on behalf of Sub-Subtenant hereunder. Sub-Subtenant hereby agrees to indemnify and hold Sub-Sublandlord harmless against and from any and all claims, damages, costs, and fines arising out of or connected with alterations performed by or on behalf of Sub-Subtenant hereunder.

(ii)All alterations performed by or on behalf of Sub-Subtenant shall remain in place at the end of the Sub-Sublease Term unless Sublandlord requires removal of same in writing, in which event, Sub-Subtenant shall be responsible to restore those portions of the Sub-Subleased Premises altered by Sub-Subtenant that are required to be restored by Sublandlord, at Sub-Subtenant’s sole cost and expense on or prior to the end of the Sub-Sublease Term (including any early termination thereof).

(iii)Electrical Usage. Except to the extent caused by the negligence or willful misconduct of Sub-Sublandlord, Sub-Subtenant hereby agrees to indemnify and hold Sub-Sublandlord harmless against and from any and all claims, damages, costs, and fines arising out of or connected with

Sub-Subtenant’s use of electricity in the Sub-Subleased Premises in excess of the Sub-Subleased Premises Standard Electrical Capacity.

8.Liability for Damage or Injury and Indemnification.

(a)Limitation of Liability; Indemnification. Sub-Sublandlord shall not be liable for any damage to the Sub-Subleased Premises or any injury to persons sustained by Sub-Subtenant or its employees, agents, invitees, guests, or other persons caused by conditions or activities on the Sub-Subleased Premises or the Building (including, without limitation, the Cafeteria, Fitness Center, Bike Room or Shower Facilities), or activities of Sub-Subtenant in or upon the Building (including, without limitation, use of the Cafeteria, Fitness Center, Bike Room or Shower Facilities), except to the extent any loss, cost, damage or expense is attributable to the gross negligence or intentional misconduct of Sub-Sublandlord or its agents or employees, and subject to the waiver of subrogation provisions hereof and in the Sublease. Subject to the waiver of subrogation provisions set forth in subsection (b), below, except to the extent caused by the negligence or willful misconduct of Sub-Sublandlord or its agents or employees, (each of the foregoing, an “Indemnified Party”), Sub-Subtenant hereby indemnifies and saves harmless the non-negligent Indemnified Parties from any liability, loss, cost or expense (including, without limitation, reasonable attorneys’ fees) arising out of (i) Sub-Subtenant’s use or occupancy of the Sub-Subleased Premises, the Cafeteria, Fitness Center, Bike Room or Shower Facilities and (ii) Sub-Subtenant’s failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations on Sub-Subtenant’s part to be kept, observed or performed under this Sub-Sublease. Subject to the waiver of subrogation provisions set forth in subsection (b), below, except to the extent caused by the negligence or willful misconduct of Sub-Subtenant or Sublandlord, Sub-Sublandlord hereby indemnifies and saves harmless Sub-Subtenant from any liability, loss, cost or expense (including, without limitation, reasonable attorneys’ fees) arising out of Sub-Sublandlord’s failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations on Sub-Sublandlord’s part to be kept, observed or performed under this Sub-Sublease. Sub-Subtenant’s and Sub-Sublandlord’s obligation hereunder shall survive the termination of this Sub-Sublease. Unless carried by Sublandlord, Sub-Subtenant shall carry all insurance, in form and substance as required of Sub-Sublandlord under the Sub-Sublease.

(b)Waiver of Subrogation. Notwithstanding anything to the contrary in this Sub-Sublease, whether the loss or damage is due to the negligence of Sub-Sublandlord or its agents or employees, Sub-Subtenant hereby releases Sub-Sublandlord and its agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Sub-Subtenant located in the Sub-Subleased Premises arising out of any of the perils which are covered by Sub-Subtenant’s property insurance policy or which would be covered by an all-risk property insurance policy if such policy was obtained by Sub-Subtenant, or (ii) loss resulting from business interruption at the Sub-Subleased Premises, arising out of any of the perils which may be covered by the business interruption insurance policy carried by Sub-Subtenant or which would be covered by a business interruption insurance policy with twenty-four (24) months coverage if such policy was obtained by Sub-Subtenant. Similarly, notwithstanding anything to the contrary in this Sub-Sublease, whether the loss or damage is due to the negligence of Sub-Subtenant or its agents or employees, Sub-Sublandlord hereby releases Sub-Subtenant and its agents and employees from responsibility for and waives its entire claim of recovery for any and all loss or damage to personal property of Sub-Sublandlord located in the Sub-Subleased Premises, arising out of any of the perils which are covered by any such property insurance or business interruption insurance which Sub-Sublandlord obtains or would be covered if any such policy was obtained by Sub-Sublandlord. Sub-Sublandlord and Sub-Subtenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies. Sub-Subtenant shall only be required to obtain such insurance waiver if and to the extent Sublandlord has not done so for the benefit of Subtenant under the Sublease.

9.Assignments and Subleases.

(a)Sub-Subtenant shall have the right to assign, mortgage, pledge or otherwise encumber this Sub-Sublease or any interest herein (including any assignment by operation of law), or sub-sublet all or any part of the Sub-Subleased Premises (any of the foregoing, a “transfer”) without the prior written consent of either Sub-Sublandlord or Sublandlord, including, without limitation, transfers to Permitted Transferees (hereinafter defined). No assignment or sub-subletting shall relieve Sub-Subtenant from primary liability for all obligations of Sub-Subtenant under this Sub-Sublease, whether accruing before or after the date of such assignment or sub-subletting. For purposes of this Sub-Sublease, the term “sublet” or “sub-sublet” shall be deemed to include the granting of any rights of occupancy of any portion of the Sub-Subleased Premises. Any attempted transfer in violation of the requirements of this Section 9 shall be null and void and of no force or effect.

(b)Except for transfers to Permitted Transferees, if Sub-Subtenant wishes to enter into a transfer, Sub-Subtenant must provide not less than ten (10) days’ prior written notice thereof to Sub-Sublandlord, which notice shall include the proposed effective date of such assignment or sublease, and in the case of a proposed sublease, shall specify the space to be sublet.

(c)The consent by Sub-Sublandlord to any transfer shall neither be construed as a waiver or release of Sub-Subtenant from any covenant or obligation of Sub-Subtenant under this Sub-Sublease, nor as relieving Sub-Subtenant from giving Sub-Sublandlord the aforesaid thirty (30) days notice of, or from obtaining the consent of Sub-Sublandlord as and in accordance with subsection (a) above, to, any further transfer. The collection or acceptance of rent from any such transferee shall not constitute a waiver or release of Sub-Subtenant from any covenant or obligation of Sub-Subtenant under this Sub-Sublease, except as expressly agreed by Sub-Sublandlord in writing.

(d)Notwithstanding anything contained herein to the contrary, the Sub-Subleased Premises may be occupied by, or subleased or assigned to, a Sub-Subtenant Affiliate, and such occupancy, assignment or sublease shall be permitted provided Sub-Subtenant delivers notice thereof to Sub-Sublandlord prior to such occupancy, assignment or sublease and such Sub-Subtenant Affiliate agrees in writing to assume all obligations of Sub-Subtenant under this Sub-Sublease. For purposes of this subparagraph, a “Sub-Subtenant Affiliate” shall mean an entity that, directly or indirectly Controls, is Controlled by, or is under common Control with Sub-Subtenant. For purposes of this subparagraph, “Control” shall mean ownership of sufficient stock or membership or partnership interests of an entity to have voting control of such entity (such as ownership of 50% or more of the outstanding voting stock of a corporation or of the outstanding membership, partnership or other similar interest if such entity is not a corporation). Notwithstanding anything contained herein to the contrary, Sub-Subtenant may assign this Sub-Sublease to an entity with which Sub-Subtenant merges, consolidates or which purchases all or substantially all of Sub-Subtenant’s stock or assets (a “Successor”) without Sub-Sublandlord’s prior written approval. The term “Permitted Transferee” shall mean a Sub-Subtenant Affiliate or Successor, and the term “Permitted Transfer” shall mean a transfer to Permitted Transferee in accordance with this Section 9(d). In the event of a transfer to a Sub-Subtenant Affiliate, Sub-Subtenant shall not be released from any covenant or obligation of Sub-Subtenant under this Sub-Sublease, but shall remain jointly and severally liable with Sub-Subtenant Affiliate for the performance of all covenants and obligations hereunder. In the event of a transfer to a Successor, such Successor shall expressly assume all obligations of Sub-Subtenant under this Sub-Sublease in writing.

10.Services. Anything contained in this Sub-Sublease to the contrary notwithstanding, the only services or rights to which Sub-Subtenant is entitled hereunder are those to which Sub-Sublandlord is entitled under the Sublease from Sublandlord. In the event Sub-Sublandlord is entitled to any rental abatement on account of any interruption of essential services to the Sub-Subleased Premises (and not other portions of the Subleased Premises subleased by Sub-Sublandlord pursuant to the Sublease) pursuant to the terms of the Sublease, Sub-Subtenant shall be entitled to proportionately abate its rental obligations hereunder for the same period of time. Sub-Subtenant shall, within thirty (30) days of demand, pay or reimburse Sub-Sublandlord for all costs and expenses actually incurred by Sub-Sublandlord (i) payable under the Sublease arising solely out of Sub-Subtenant’s acts or omissions with respect to this Sub-Sublease or the Sub-Subleased Premises or Sub-Subtenant’s requests for services in excess of those provided by Landlord and included in Operating Expenses under the Prime Lease in connection with the Sub-Subleased Premises and (ii) for services to the Sub-Subleased Premises requested in writing by Sub-Subtenant which are provided directly by Sublandlord and billed to Sub-Sublandlord, including (a) supplemental chilled or condenser water, (b) above building standard or overtime HVAC, (c) extra cleaning, (d) overtime or dedicated freight elevator service, and (e) any maintenance, repair or other service for which a separate charge is payable to Landlord under the Prime Lease or which is provided by Sublandlord, and (f) any janitorial service in excess of those described on Exhibit E of the Prime Lease. Sublandlord currently causes the carpeting in the elevator lobby of the Sub-Subleased Premises to be cleaned approximately once per quarter, which frequency exceeds that set forth in the standard janitorial specifications set forth on Exhibit E of the Prime Lease and therefore may result in a separate charge. To the extent Sub-Sublandlord is billed for such costs, Sub-Subtenant shall pay the excess charge to Sub-Sublandlord that is allocable to the Sub-Subleased Premises as Additional Sub-Subrent from time to time. Sublandlord currently maintains the Supplemental HVAC, as well as the water heaters, water filters, VAV boxes, and appurtenances thereto. To the extent Sub-Sublandlord is billed by Sublandlord for such costs attributable to the Sub-Subleased Premises, Sub-Subtenant shall pay its share of such maintenance costs to Sub-Sublandlord as Additional Sub-subrent from time to time.

11.Default.

(a)In the event that Sub-Subtenant shall be in default beyond any applicable notice and cure period of any covenant or obligation under this Sub-Sublease, or if any other default set forth in Section 19 of the Prime Lease occurs with respect to Sub-Subtenant and is not cured within the applicable notice and cure periods set forth in such Section 19, then Sub-Sublandlord shall have available to it all of the remedies available to Sublandlord under the Sublease in the event of a like default or failure on the part of the Subtenant thereunder. Sub-Subtenant shall have the same cure periods and notice rights in connection with a default under this Sub-Sublease as Tenant has under the Prime Lease; provided, however, if Sub-Sublandlord receives a notice of default from Sublandlord relating to a default by Sub-Subtenant, then the period of time to cure such Sub-Subtenant default set forth in such default notice shall govern. Sub-Sublandlord shall use commercially reasonable efforts to mitigate its damages resulting from a default under this Sub-Sublease by Sub-Subtenant beyond any applicable notice and cure period. Notwithstanding anything contained herein to the contrary, except with respect to payments that are required to be made by Sub-Subtenant directly to Sub-Sublandlord hereunder which fail to be paid within the timeframes required hereby, Sub-Sublandlord shall not declare a default against Sub-Subtenant unless Sublandlord has delivered a notice of such default to Subtenant under the Sublease with respect to the actions or omissions of Sub-Subtenant (including failure of Sub-Subtenant to pay Sub-Subrent directly to Sublandlord).

(b) Revocation of Offset Payments. Notwithstanding the foregoing, in the event that (and during any period that) Sublandlord revokes the Offset Payments (as defined in the Consent), then (i) in lieu of the cure period for monetary defaults set forth in Section 19 of the Prime Lease as provided hereinabove, Sub-Subtenant shall be in default under this Sub-Sublease for failure to pay Rent if Sub-

Subtenant fails to pay Rent when due, and such failure continues for five (5) days after written notice thereof from Sub-Sublandlord and (ii) in addition to the rights and remedies afforded Sub-Sublandlord in the event of a default for failure to pay Rent when due, if Sub-Sublandlord fails to pay Rent when due, and such failure continues for five (5) days after written notice of such failure to Sub-Subtenant, then Sub-Sublandlord shall be entitled to collect a late fee from Sub-Subtenant in the amount of three percent (3%) of the overdue amount.

12.No Waiver. The failure of either party to insist at any time upon the strict performance of any covenant or agreement herein, or to exercise any option, right, power or remedy contained in this Sub-Sublease shall not be construed as a waiver or a relinquishment thereof for the future. No act or thing done by Sub-Sublandlord or its agents during the term hereof shall be deemed an acceptance or surrender of the Sub-Subleased Premises, and no agreement to accept a surrender of the Sub-Subleased Premises shall be valid unless in writing and signed by Sub-Sublandlord.

13.Surrender of Sub-Subleased Premises; Holdover. Upon the expiration or other termination of the Sub-Sublease Term, Sub-Subtenant shall quit and surrender to Sub-Sublandlord the Sub-Subleased Premises, broom clean, in good order and condition, ordinary wear and tear excepted, and Sub-Subtenant shall remove all of its property as provided in Section 10.B. of the Prime Lease. Sub-Subtenant shall only be required to remove alterations that are required to be removed by Sublandlord in writing. In the event of holding over by Sub-Subtenant or any person or entity claiming under Sub-Subtenant after expiration or other termination of the Sub-Sublease Term, or in the event Sub-Subtenant continues to occupy the Sub-Subleased Premises after the termination of Sub-Subtenant’s right of possession due to a default by Sub-Subtenant, such holding over or possession shall constitute a tenancy at sufferance. In the event of any such holding over, Sub-Sublandlord shall have the right, in accordance with applicable law, to enter upon and take possession of the Sub-Subleased Premises. Sub-Subtenant shall, throughout the entire holdover period, pay Rent at the times and in the manner required by this Sub-Sublease; provided, however, if Sub-Subtenant holds over in the Sub-Subleased Premises after the Termination Date, and if Sub-Sublandlord desires to repossess the Sub-Subleased Premises at any time on or after the Termination Date, then Sub-Sublandlord shall deliver notice requiring Sub-Subtenant to vacate the Sub-Subleased Premises (the “Vacation Notice”), which vacation and surrender shall occur not earlier than the later of (x) thirty (30) days after the Vacation Notice or (y) the Termination Date (the “Vacation Date”). If Sub-Subtenant has not vacated and surrendered the Sub-Subleased Premises to Sub-Sublandlord on or before the Vacation Date, then, from and after the Vacation Date, and during the holdover period, in addition to Sub-Sublandlord’s other rights and remedies, Sub-Subtenant shall pay Monthly Base Sub-Subrent to Sub-Sublandlord in an amount equal to 150% of the Monthly Base Sub-Subrent in effect during the last month of the Sub-Sublease Term, prorated for the number of days of holdover past the Vacation Date. No holding over by Sub-Subtenant after the expiration of the Sub-Sublease Term and no acceptance of Rent by Sub-Sublandlord during a holdover period, whether with or without the consent of Sub-Sublandlord, shall be construed to extend the Sub-Sublease Term or prevent Sub-Sublandlord from recovering immediate possession of the Sub-Subleased Premises by summary proceedings or otherwise. In addition, in the event of any unauthorized holding over by Sub-Subtenant which results in holdover under the Sublease by Sub-Sublandlord, Sub-Subtenant will protect, defend, indemnify and hold Sub-Sublandlord harmless from and against any claims, demands, liability, costs, expenses or damages (including reasonable attorneys’ fees) for which Sub-Sublandlord may become liable to Sublandlord under the Sublease due to such holding over.

14.Security Deposit. If, during the Sub-Sublease Term, Sublandlord revokes the Offset Payments, then, within three (3) days after notice of such revocation, Sub-Subtenant shall deliver to Sub-Sublandlord a security deposit (“Security Deposit”) in the amount of the then-current amount of one Monthly Installment of Annual Base Sub-Subrent, which Security Deposit may be in the form of cash or a letter of credit that conforms to the requirements for the form of Letter of Credit set forth in Section 11(b) of the

Sublease, to secure the payment and performance by Sub-Subtenant of all of Sub-Subtenant’s obligations, covenants, conditions and agreements under this Sub-Sublease. If in the form of cash, Sub-Sublandord shall not be required to keep the Security Deposit separate from other funds or accounts of Sub-Sublandord and the Security Deposit shall not bear interest. If Sub-Subtenant defaults in the observance or performance of any of such terms and conditions (beyond any applicable notice and cure period of any covenant or obligation under this Sub-Sublease), Sub-Sublandord may use or apply all or any part of the Security Deposit for the payment of any Rent not paid when due or for the payment of any other amounts due Sub-Sublandord by reason of such default, including any costs of Sub-Sublandord’s observing or performing such terms or conditions on Sub-Subtenant’s behalf and any deficiencies in reletting or damages incurred by Sub-Sublandord. If Sub-Sublandord shall use or apply all or any part of the Security Deposit, Sub-Subtenant shall, immediately upon notice from Sub-Sublandlord (and in any event within three (3) business days’ thereafter), shall deliver to Sub-Sublandord additional funds so as to restore the Security Deposit to the amount specified above. If Sub-Subtenant shall faithfully observe and perform all of the terms and conditions of this Sub-Sublease, the Security Deposit, or so much thereof as shall not have been used or applied in accordance with this Section 14, shall be returned to Sub-Subtenant within thirty (30) days after the expiration or sooner termination of this Sub-Sublease and the vacation and surrender of the Sub-Sublet Premises in accordance with this Sub-Sublease. In the event of any assignment of Sub-Sublandord’s interest in this Sub-Sublease, Sub-Sublandord shall have the right to transfer the Security Deposit to such assignee, in which event such assignee shall hold, use and apply the Security Deposit in accordance with the covenants, terms and conditions of this Sub-Sublease. Sub-Subtenant shall look solely to the assignee for the return of the Security Deposit and Sub-Sublandord shall thereupon be released from all liability to Sub-Subtenant for the return of the Security Deposit. Sub-Subtenant shall not assign (other than to a permitted assignee of this Sub-Sublease) or encumber its interest in the Security Deposit and no such assignment or encumbrance shall be valid or binding upon Sub-Sublandord. Notwithstanding anything contained herein to the contrary, if, after posting the Security Deposit, Sublandlord reinstates the Offset Payment, then Sub-Sublandlord shall return the Security Deposit to Sub-Sublandlord within five (5) days after notice of such reinstatement, and if, after reinstatement, the Offset Payments are again revoked, then the provisions of this Section 14 shall again apply and Sub-Sublandlord shall deposit the Security Deposit with Sub-Sublandlord. For clarity, the intention is that so long as the Offset Payment provision of the Consent is applicable, then no Security Deposit shall be required under this Sub-Sublease, but if the Offset Payment provision of the Consent is not applicable, then during any period in which the Offset Payment provision is not applicable, Sub-tenant shall be required to deposit and maintain the Security Deposit with Sub-Sublandlord in accordance with the provisions of this Section 14.

15.Broker. Each party represents and warrants to the other that, except for CBRE, Inc. (“Sub-Subtenant’s Broker”) and Jones Lang LaSalle Brokerage, Inc. (“Sub-Sublandlord’s Broker” and, together with Sub-Subtenant’s Broker, “Brokers”) (i) no broker brought about this transaction or dealt with either party in connection herewith, and (ii) neither party has had any dealings with any real estate broker, finder or other person, with respect to this Sub-Sublease in any manner. Each party agrees to indemnify, defend and hold harmless the other against and from any and all losses, costs, claims, damages and expenses (including, without limitation, reasonable attorneys’ fees) which may be claimed by any broker (other than the Brokers) by reason of any dealings, actions or agreements with the indemnifying party. Sub-Sublandlord agrees to compensate the Brokers pursuant to the terms of a separate agreement between Sub-Sublandlord and the Brokers.

16.Notices. All notices given or required to be given pursuant to the provisions hereof shall be in writing and shall only be sent by reputable overnight delivery service or certified mail, postage prepaid, return receipt requested, to the following addresses, or to such other address as the party to be notified shall specify in writing by such notice:

Sub-Sublandlord:	Rosetta Stone Ltd.
135 West Market Street
Harrisonburg, VA 22801
Attention: General Counsel

Sub-Subtenant:	CEB
1919 North Lynn Street
Arlington, Virginia 22209
Attention: Barron Anschutz, Controller

With a copy to:

CEB
1919 North Lynn Street
Arlington, Virginia 22209
Attention: Roman A. Richey, Managing Director/Head of Real Estate

With a copy to:

Holland & Knight LLP
800 17th Street, N.W.
Suite 1100
Washington, D.C. 20006
Attention: Robin F. Gonzales, Esq.
Notices shall be deemed given and effective upon the date of delivery (or refusal to accept delivery) if delivered by hand or overnight delivery service, and upon the date set forth on the return receipt therefor if delivered by certified mail.
17.Parking. Sub-Subtenant shall have the ongoing right, but not the obligation, to obtain non-reserved, first-come, first-served parking contracts, by contracting directly with the Garage Operator, for the parking of up to twenty-four (24) automobiles in the Garage upon the same rental, terms and conditions in the parking contracts that the Garage makes available to Sub-Sublandlord, and Sub-Sublandlord hereby relinquishes and shall have no further rights with respect to such spaces under the Sublease. All parking rights granted to Sub-Subtenant shall be at Sub-Subtenant’s sole risk. Sub-Subtenant shall obtain parking access keys directly from Sublandlord at Sub-Subtenant’s expense.

18.Subtenant Signage. Sub-Subtenant shall have the right to install, at its expense, suite entry signage at the entrance to the Sub-Subleased Premises, in a location and with dimensions as approved by Sublandlord. Sub-Subtenant acknowledges and agrees that the Building does not have a lobby directory.

19.Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUB-SUBLEASE, THE RELATIONSHIP OF THE PARTIES HERETO OR SUB-SUBTENANT’S USE OR OCCUPANCY OF THE SUB-SUBLEASED PREMISES.

20.Reciprocal Litigation Costs. In the event of any litigation between Sub-Sublandlord and Sub-Subtenant, the unsuccessful party as determined by a court of competent jurisdiction shall reimburse the successful party for all reasonable legal fees, court costs and out-of-pocket expenses incurred by the successful party in prosecuting or defending any such action.

21.Estoppel Certificates. Each party shall, from time to time, within ten (10) business days following request by the other party, execute and deliver to such persons as requested by such party, a statement certifying that this Sub-Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which Annual Base Sub-Subrent and other charges payable under this Sub-Sublease have been paid, and stating that, to the certifying party’s knowledge, the requesting party is not in default hereunder (or if a default is alleged to exist, stating the nature of such alleged default).

22.Representations. Sub-Sublandlord represents that, as of the date hereof: (a) it has not received any notice from the Sublandlord asserting that Sub-Sublandlord is in Default under the Sublease and, to its knowledge, it is not aware of any default on its part under the Sublease, (b) the Sublease is unmodified and in full force and effect; (c) Sub-Sublandlord has the power and authority to enter into this Sub-Sublease. Sub-Subtenant represents that it has the power and authority to enter into this Sub-Sublease.

23.Consent of Sublandlord. The parties shall enter into the Consent of Sublandlord letter agreement in the form attached hereto as Exhibit A on or about the date hereof the (“Consent”). If Sublandlord fails to execute the Consent within ten (10) business days after written request therefor, following full execution and delivery by both parties of this Sub-Sublease, then Sub-Sublandlord shall have the right to terminate this Sub-Sublease by written notice thereof to Sub-Subtenant and Sublandlord, which must be delivered within five (5) business days after expiration of such ten-10 business day period (time being of the essence), else such right to terminate is automatically waived and of no further force or effect.

24.Miscellaneous.

(a)Time of the Essence. Time is of the essence in the performance by both parties with respect to their obligations hereunder.

(b)Severability. In the event any part of this Sub-Sublease is held to be unenforceable or invalid for any reason, the balance of this Sub-Sublease shall not be affected and shall remain in full force and effect during the term of this Sub-Sublease.

(c)Binding Effect. The covenants, conditions, agreements, terms and provisions of this Sub-Sublease shall be binding upon and shall inure to the benefit of the parties hereof and each of their respective successors and assigns, subject to the restrictions and limitations set forth herein.

(d)Governing Law. It is the intention of the parties hereto that this Sub-Sublease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

(e)Entirety. It is understood and agreed by and between the parties hereto that this Sub-Sublease and the Consent contain the final and entire agreement between the parties relative to the subject matter hereof, and that they shall not be bound by any terms, statements, conditions or representations relative to the subject matter hereof, oral or written, express or implied, not herein contained. This Sub-Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by all parties hereto.

(f)Submission Not an Offer. The submission of this Sub-Sublease by either party to the other shall not constitute an offer by such party and neither party shall be bound in any way unless and until this Sub-Sublease is executed and delivered by both parties.

(g)Counterparts. This Sub-Sublease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)Exhibits. The exhibits attached hereto are made a substantive part of this Sub-Sublease.

(i)Appointment of Resident Agent. For purposes of § 55-218.1 of the Code of Virginia, Sub-Sublandlord appoints as its resident agent:_____________________.

(j)No Recordation. Neither party shall have the right to record this Sub-Sublease or the Sublease.

(k)Contracts of Sub-Sublandlord. Sub-Subtenant shall not do or permit any activity or condition that might cause Sublandlord to be in default under any contract relating to the Building or the operation thereof.

(l)Quiet Enjoyment. Sub-Sublandlord covenants and agrees with Sub-Subtenant that so long as no default by Sub-Subtenant exists under this Sub-Sublease after notice and applicable cure periods have passed, Sub-Subtenant shall have quiet and undisturbed and continuous possession of the premises, free from any claims against the Sub-Sublandlord and all persons claiming under it, by or through the Sub-Sublandlord.

(m)No Merger or Imputed Obligations. The covenants, representations, warranties, and obligations of Sub-Subtenant under this Sub-Sublease shall apply only to Sub-Subtenant and shall not be conferred or imputed to Sublandlord under the Sublease or to Tenant under the Prime Lease, regardless of any unity of identity among the entities comprising Sub-Subtenant, Sublandlord and Tenant. Each of the Prime Lease, Sublease, and Sub-Sublease shall be and remain separate and distinct documents, and none of the rights and obligations among them shall merge notwithstanding unity of identity among parties thereto.

[Signature Page Follows]

In Witness Whereof, the parties hereto have made and entered into this Sub-Sublease Agreement under seal as of the date and year first set forth above.

WITNESS/ATTEST:	SUB-SUBTENANT: THE CORPORATE EXECUTIVE BOARD COMPANY d/b/a CEB By: Name: Title:
WITNESS/ATTEST:	SUB-SUBLANDLORD: ROSETTA STONE LTD. By: Name: Title:

Exhibits to be attached:

Exhibit A: Form of Consent of Sublandlord
Exhibit B-1: Walls/Partitions and Systems Furniture
Exhibit B-2: Personal Property
Exhibit B-3: Supplemental HVAC